Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen California Municipal Market Opportunity Fund, Inc.
811-06081

The annual meeting of shareholders was held in the offices of Nuveen Investments on February 24, 2014; at this meeting the shareholders were asked to vote on the election of Board Members and the approval of an Agreement and Plan of Reorganization. The meeting was subsequently adjourned to March 17 and April 4, 2014.

Voting results for April 4, 2014 are as follows:

<c>Common &
 Preferred
shares voting
together as a
class
<c>Preferred
shares
To approve an Agreement and Plan of
Reorganization


   For
        4,183,660
                  498
   Against
           297,232
                     -
   Abstain
           130,051
                     -
   Broker Non-Votes
        2,912,613
                     -
      Total
        7,523,556
                  498



Proxy materials are herein incorporated by reference to the SEC filing on January 21, 2014, under Conformed Submission Type N-
14 8C, accession number 0000950123-14-014754